                      CERTIFICATE OF DESIGNATION OF SERIES
                         AND DETERMINATION OF RIGHTS AND
                       PREFERENCES OF SERIES C CONVERTIBLE
                PREFERRED STOCK OF VSUS TECHNOLOGIES INCORPORATED

     VSUS Technologies Incorporated, a Delaware corporation (the "Company"), acting pursuant to the Delaware General Corporation Law, does hereby submit the following Certificate of Designation of Series and Determination of Rights and
Preferences of its Convertible Preferred Stock, Series C.

     FIRST: The name of the Company is VSUS Technologies Incorporated.

     SECOND: By unanimous consent of the Board of Directors of the Company, dated on or about October 22, 2004, the following resolutions were duly adopted:

     WHEREAS, the Certificate of Incorporation ("Certificate of Incorporation")
of the Company authorizes preferred stock consisting of 20,000,000 shares, par value $.001 per share, issuable from time to time in one or more series; and

     WHEREAS, the Board of Directors of the Company is authorized, subject to limitations prescribed by law, by the provisions of clause (b) of Article FOURTH of the Company's Certificate of Incorporation, as amended, to establish and fix the number of shares to be included in any series of Preferred Stock and the designation, rights, preferences, powers, restrictions and limitations of the shares of such series; and

     WHEREAS, it is the desire of the Board of Directors to establish and fix the number of shares to be included in a new series of Preferred Stock and the designation, rights, preferences and limitations of the shares of such new series;

     NOW, THEREFORE, BE IT RESOLVED, that pursuant to clause (b) of Article
FOURTH of the Certificate of Incorporation, there is hereby established a new series of One Thousand One Hundred and Fifty (1,150) shares of Preferred Stock of the Company (the "Series C Preferred Stock") to have the designation, rights, preferences, powers, restrictions and limitations set forth in a supplement of
Article FOURTH as follows:

1.   Voting Rights. The holder of each share of Series C Preferred Stock shall be entitled to cast ten thousand (10,000) votes per share of Series C Preferred
Stock held on the record date for the vote or written consent of stockholders.
The holder of each share of Series C Preferred Stock shall be entitled to notice of any stockholders' meeting in accordance with the bylaws of the Company and shall vote with holders of the Common Stock upon all matters submitted to a vote of the holders of Common Stock. Additionally, the holders of Series C Preferred
Stock shall be entitled to notice of any meeting in accordance with the bylaws of the Company and shall be entitled to vote as a class on any matters affecting the holders of Series C Preferred Stock as a class.

2.   Optional Conversion. The holders of the Series C Preferred Stock shall have conversion rights as follows (the "Conversion Rights"):

     (a) Right to Convert. Each share of Series C Preferred Stock (including any accrued and unpaid dividends) shall be convertible, at the option of the holder thereof, on or after April 1, 2008, into ten thousand (10,000) shares of Common
Stock at a price per share equal to $0.68 (the "Conversion Price"). The
Conversion Price shall be subject to adjustment as provided below.

     (b) Mechanics of Conversion.

          (i) In order to convert shares of Series C Preferred Stock into shares of Common Stock, the holder shall surrender the certificate or certificates for such shares of Series C Preferred Stock at the office of the transfer agent (or at the principal office of the Company if the Company serves as its own transfer agent), together with written notice that such holder elects to convert all or any number of the shares represented by such certificate or certificates. Such notice shall state such holder's name or the names of the nominees in which such holder wishes the certificate or certificates for shares of Common Stock to be issued. If required by the Company, certificates surrendered for conversion shall be endorsed or accompanied by a written instrument or instruments of transfer, in form satisfactory to the Company, duly executed by the registered holder or his or its attorney duly authorized in writing. The date of receipt of such certificates and notice by the transfer agent or the Company shall be the conversion date ("Conversion Date"). The Company shall, as soon as practicable after the Conversion Date, issue and deliver at such office to such holder, or, subject to compliance with applicable securities laws, to his or its nominees, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled, together with cash in lieu of any fraction of a share.

          (ii) The Company shall at all times during which the Series C
Preferred Stock shall be outstanding, reserve and keep available out of its authorized but unissued stock, solely for the purpose of effecting the conversion of all the outstanding shares of Series C Preferred Stock, such number of its duly authorized shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding Series C Preferred
Stock, and if at any time the number of authorized but unissued shares of Common
Stock shall not be sufficient to effect the conversion of all the outstanding shares of Series C Preferred Stock, the Company shall use all reasonable efforts and take such action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose. Before taking any action which would cause an adjustment reducing the
Conversion Price below the then par value of the shares of Common Stock issuable upon conversion of the Series C Preferred Stock, the Company will take any corporate action which may, in the opinion of its counsel, be necessary in order that the Company may validly and legally issue fully paid and nonassessable shares of Common Stock at such adjusted Conversion Price.

          (iii) All shares of Series C Preferred Stock, which shall have been surrendered for conversion as herein provided shall no longer be deemed to be outstanding and all rights with respect to such shares, including the rights, if any, to receive dividends, notices and to vote, shall

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immediately cease and terminate on the Conversion Date, except only the right of the holders thereof to receive shares of Common Stock in exchange therefor and any dividends declared and unpaid prior to the Conversion Date. Any shares of
Series C Preferred Stock so converted shall be retired and cancelled and shall not be reissued, and the Company may from time to time take such appropriate action as may be necessary to reduce the number of shares of authorized Series C
Preferred Stock accordingly.

     (c) Adjustment for Stock Splits and Combinations. If the Company shall, at any time, or from time to time after the initial issuance of the Series C
Preferred Stock (the "Original Issue Date"), effect a subdivision of the outstanding Common Stock, the Conversion Price then in effect immediately before that subdivision shall be proportionately decreased. If the Company shall at any time or from time to time after the Original Issue Date combine the outstanding shares of Common Stock, the Conversion Price then in effect immediately before the combination shall be proportionately increased. Any adjustment under this paragraph shall become effective at the close of business on the date the subdivision or combination becomes effective.

     (d) Adjustment for Reclassification, Exchange, or Substitution. If the
Common Stock issuable upon the conversion of the Series C Preferred Stock shall be changed into the same or a different number of shares of any class or classes of stock, whether by capital reorganization, reclassification, or otherwise
(other than a subdivision or combination of shares or stock dividend provided for above, or a reorganization, merger, consolidation, or sale of assets provided for below), then and in each such event the holder of each share of
Series C Preferred Stock shall have the right thereafter to convert such share into the kind and amount of shares of stock and other securities and property receivable upon such reorganization, reclassification, or other change, by holders of the number of shares of Common Stock into which such shares of Series
C Preferred Stock might have been converted immediately prior to such reorganization, reclassification, or change, all subject to further adjustment as provided herein.

     (e) Adjustment for Merger or Reorganization, etc. In case of any consolidation or merger of the Company with or into another corporation or the sale of all or substantially all of the assets or capital stock of the Company to another entity or individual, each share of Series C Preferred Stock shall thereafter be convertible into the kind and amount of shares of stock or other securities or property to which a holder of the number of shares of Common Stock of the Company deliverable upon conversion of such Series C Preferred Stock would have been entitled upon such consolidation, merger or sale; and, in such case, appropriate adjustment (as determined in good faith by the Board of
Directors) shall be made in the application of the provisions set forth in this
Section 2 with respect to the rights and interest thereafter of the holders of the Series C Preferred Stock, to the end that the provisions set forth in this
Section 2 (including provisions with respect to changes in and other adjustments of the Conversion Price) shall thereafter be applicable, as nearly as reasonably may be, in relation to any shares of stock or other property thereafter deliverable upon the conversion of the Series C Preferred Stock.

     (f) No Impairment. The Company will not, by amendment of its Certificate of
Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution,

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issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but will at all times in good faith assist in the carrying out of all the provisions of this Section 2 and in the taking of all such action as may be necessary or appropriate in order to protect the
Conversion Rights of the holders of the Series C Preferred Stock against impairment.

     (g) Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Price pursuant to this Section 2, the Company at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder, if any, of Series C
Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based and shall file a copy of such certificate with its corporate records. The
Company shall, upon the written request at any time of any holder of Series C
Preferred Stock, furnish or cause to be furnished to such holder a similar certificate setting forth: (1) such adjustments and readjustments, (2) the
Conversion Price then in effect, and (3) the number of shares of Common Stock and the amount, if any, of other property which then would be received upon the conversion of Series C Preferred Stock. Despite such adjustment or readjustment, the form of each or all Series C Preferred Stock Certificates, if the same shall reflect the initial or any subsequent conversion price, need not be changed in order for the adjustments or readjustments to be valued in accordance with the provisions of this Certificate of Designation, which shall control.

3.   Restrictions and Limitations. So long as any shares of Series C Preferred
Stock remain issued and outstanding, the Company shall not without the consent of the holders of a majority of the shares of Series C Preferred Stock then outstanding:

     (a) Amend, alter or repeal any provision of the Certificate of
Incorporation (including this Certificate of Designation), or the By-Laws of the
Company;

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     (b) Authorize, or increase the authorized amount of, any additional class or series of stock; or

     (c) Effect any reclassification of the Series C Preferred Stock.

4.   No Re-issuance of Series C Preferred Stock. No share or shares of Series C
Preferred Stock acquired by the Company by reason of redemption, purchase, conversion or otherwise shall be reissued, and all such shares shall be returned to the status of undesignated shares of the Company's Preferred Stock.

5.   Dividends. The holders of Series C Preferred Stock shall not be entitled to receive dividends when and as declared, out of the net profits of the Company.

6.   Liquidation Preference. The holders of Series C Preferred Stock shall not be entitled to a liquidation preference in the event of any liquidation, dissolution or winding up of the Company. Neither a consolidation, merger or other business combination of the Company with or into another corporation or other entity nor a sale or transfer of all or part of the Company's assets for cash, securities or other property will be considered a liquidation, dissolution or winding up of the Company.

7.   Redemption. The shares of Series C Preferred Stock shall not be redeemable.

8.   Ranking. The Series C Preferred Stock shall rank junior to all other series of Preferred Stock as to the distributions of assets, unless the terms of any such series shall provide otherwise.

9.   Amendment. This Certificate of Designation constitutes an agreement between the Company and the holders of the Series C Preferred Stock. It may be amended by vote of both the Board of Directors of the Company and the holders of a majority of the outstanding shares of Series C Preferred Stock.

     IN WITNESS WHEREOF, the Company has caused this Certificate to be executed by its Chief Executive Officer this 22nd day of October, 2004.

                                       By:  /s/ Amiram Ofir
                                           -------------------------------------
                                           Name:  Amiram Ofir
                                           Title: Chief Executive Officer

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